Exhibit 99.1

TIER REIT Announces Intent to List on National Securities Exchange

DALLAS, Texas, March 25, 2015 — TIER REIT, Inc. (the “Company”), a Dallas-based real estate investment trust, announced today that its board of directors by unanimous vote authorized the Company to pursue a listing of its common stock on a national securities exchange and to engage J.P. Morgan Securities LLC to assist in that process.  The Company is a non-exchange traded REIT, meaning that its shares of common stock are not listed on a national stock exchange, and there is no established market for shares of the Company’s common stock.

The board believes that such a listing best positions the Company to maximize stockholder value over the long term by giving the Company access to additional capital for future growth. A listing will also provide an opportunity for liquidity to those stockholders who may desire to sell their shares. No guarantees can be made regarding the timing or eventuality of a listing, and the Company can make no inferences as to what value the market may assign to its shares of common stock should it become an exchange-listed company.

About TIER REIT, Inc.

TIER REIT, Inc. is a Dallas, Texas-based real estate investment trust focused on providing quality, attractive, well-managed commercial office properties in strategic markets throughout the United States, including Houston, Austin and Dallas/Ft. Worth, Texas; Chicago, Illinois; Philadelphia, Pennsylvania; Washington, D.C.; Charlotte, North Carolina; and select other markets.  For more information on TIER REIT, please visit tierreit.com or call 972.931.4300.

Forward Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of TIER REIT, Inc., including the timing or prospects for a listing, which are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, including the risk that the Company decides not to list its shares of common stock on a national securities exchange in the near future or at all. Such factors also include those described in the Risk Factors section of TIER REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.